Exhibit 99.1

uSell.com Reports Second Quarter 2017 Results

First Half 2017 Growth of 8% in Revenue and 76% Decline in Operating Loss
Additional Volume of Transactions Supported by Special Purpose Entity
Sufficiently Capitalized for Growth Plans over Next 12 Months

NEW YORK, NY / ACCESSWIRE / August 11, 2017 / uSell.com (USEL), a large market maker of used smartphones, today reported financial and operational results for the three month period ended June 30, 2017.

Key Business Highlights for Second Quarter and First Half 2017:

●	Continued to invest in online platform and transitioned a higher percentage of customer interactions online
●	Continued to focus on increasing capacity and decreasing processing lead-time
●	Increased scale and strengthened supplier relationships
●	Largest supplier’s share of purchases dropped to 69% for the six months ended June 30, 2017, down from 90% during the same period in 2016
●	Gross Merchandise Volume (“GMV”), a newly reported metric which is a non-GAAP financial measure, increased by 15% and 26% for the quarter and the six months ended June 30, 2017, respectively

Key Financial Highlights for First Half 2017:

●	Revenues increased by $3,988,000, or 8%, to $52,269,000 for the six months ended June 30, 2017, from $48,281,000 for the six months ended June 30, 2016
●	Operating loss for the six months ended June 30, 2017 was $259,000, compared to $1,068,000 for the six months ended June 30, 2016, an improvement of $809,000, or 76%
●	Net loss for the six months ended June 30, 2017 was $1,895,000, compared to $2,123,000 for the six months ended June 30, 2016
●	Adjusted EBITDA, a non-GAAP financial measure, was $706,000 for the six months ended June 30, 2017, compared to $203,000 for the six months ended June 30, 2016

Key Financial Highlights for Second Quarter 2017:

●	Revenues decreased by $1,192,000, or 5%, to $24,637,000 for the three months ended June 30, 2017, from $25,829,000 for the three months ended June 30, 2016
●	Operating loss for the three months ended June 30, 2017 was $802,000, compared to $60,000 for the three months ended June 30, 2016, a change of $742,000, or 1,237%
●	Net loss for the three months ended June 30, 2017 was $1,149,000, compared to $33,000 for the three months ended June 30, 2016
●	Adjusted EBITDA, a non-GAAP financial measure, was ($310,000) for the three months ended June 30, 2017, compared to $572,000 for the three months ended June 30, 2016

See discussions below in regards to non-GAAP Financial Measures - Adjusted EBITDA.

Nik Raman, Chief Executive Officer, commented, “We believe that our growth in Gross Merchandise Volume over the last 12 months is indicative of our progress with suppliers and our ability to serve our growing global customer base. Through ever-improving processes, technology, and data, we hope to become the partner of choice to our suppliers, and in doing so, benefit from industry trends as trade-in continues to increase in importance throughout the mobile ecosystem. These favorable trends, coupled with the 10 year anniversary of the iPhone and the related upgrade cycle, should create an exciting opportunity for us over the next 12 months.”

This press release refers to GMV. The Company defines GMV as the total of uSell revenue plus revenue from the Special Purpose Entity (“SPE”). GMV is a non-GAAP financial measure because it includes SPE revenue which is not reportable in uSell’s financial statements nor is it in accordance with GAAP. See immediately below for a reconciliation between our revenue under GAAP and GMV, which is non-GAAP, as well as later in this press release for further discussion of GMV under “Non-GAAP Financial Measure - GMV.”

	Three Months Ended June 30,		Percentage
	2017	2016	Change
uSell Revenue – as Reported	$24,637,000	$25,829,000	(5)%
SPE Revenue – Non GAAP	5,142,000	—	100%
Gross Merchandise Volume – Non-GAAP	$29,779,000	$25,829,000	15%

	Six Months Ended June 30,		Percentage
	2017	2016	Change
uSell Revenue – as Reported	$52,269,000	$48,281,000	8%
SPE Revenue – Non- GAAP	8,429,000	—	100%
Gross Merchandise Volume - Non-GAAP	$60,698,000	$48,281,000	26%

While quarterly revenues dropped slightly from the prior year, the Company saw a 15% increase in GMV for the quarter ended June 30, 2017 and a 26% increase in GMV for the six months ended June 30, 2017. Despite this increase in GMV, industry conditions resulted in suppressed margins for the quarter. Margins are driven primarily by supply and demand, but can also be impacted by the Company’s ability to make opportunistic purchases. Due to these factors, management cannot predict margins from quarter to quarter. However, management believes that, due to the Company’s scale and supplier relationships, it is able to purchase at prices lower than its customers, which results in low risk of loss on its inventory. uSell’s management therefore believes that increasing GMV is of primary importance, as this should result in increased gross margin dollars in future quarters. Management further believes that increasing GMV, coupled with limiting growth in fixed costs, should lead to a positive impact to profitability over the long term.

Technology and operational processes continue to play a key role in limiting the growth of uSell’s fixed costs while increasing capacity, sales velocity, and average selling prices. The Company continues to invest in its online platform and has steadily transitioned more of its customer interactions online. uSell has also invested resources in optimizing the processes and technology needed to test and grade devices in its warehouse, with the aim of increasing capacity and decreasing processing lead-time. Management believes that these investments are important to make now for two reasons: 1) they differentiate the Company from competitors of similar scale that are looking to purchase from its suppliers, and 2) Management expects that the new iPhone launch late this year will drive substantial trade in volume over the subsequent six months. By adding more value than its competitors and becoming the partner of choice to our suppliers, uSell’s management believes that it will greatly benefit from industry trends as trade-in continues to increase in importance throughout the mobile ecosystem.

On the supply side, the Company continues its supplier diversification initiatives, with its largest supplier’s share of purchases representing 69% for the six months ended June 30, 2017, down from 90% during the same period in 2016. The Company views supplier diversification, as well as expanding its relationships with existing suppliers, as long-term initiatives, and is optimistic about its prospects over the next year.

Deloitte Global estimates that the global smartphone market was worth $17 billion in 2016, representing 50% growth over 2015. Furthermore, it forecasts that the growth rate of the used smartphone market is 4-5 times higher than the overall smartphone market and that it will likely accelerate through 2020 as both consumers and suppliers increasingly embrace the practice of selling or acquiring second-hand smartphones.

Financial Results for the Six Months Ended June 30, 2017:

Revenue was $52.7 million for the six months ended June 30, 2017, an 8% increase from $48.3 million for the six months ended June 30, 2016.

During the six months ended June 30, 2017 and 2016, 58% and 58% of the Company’s revenues, respectively, were originated in the United States, 26% and 18%, respectively, were originated in Europe and 12% and 16%, respectively, were originated in Hong Kong.

Gross profit increased to 7.1% to $3.7 million for the six months ended June 30, 2017, compared to 5.6% for the six months ended June 30, 2016. The increase in overall margins for the six month period were due to industry conditions, as well as the Company’s ability to make certain opportunistic purchases in the first quarter of 2017.

Sales and marketing expense increased $294,000, or 37%, from $791,000 during the six months ended June 30, 2016 to $1,085,000 during the six months ended June 30, 2017. The increase is primarily attributable to the higher fees paid as a result of the increased eBay sales during the six months ended June 30, 2017, compared to the six months ended June 30, 2016. With the We Sell Cellular acquisition and the Company’s newfound ability to source devices directly from the carriers, retailers, and manufacturers, its primary sales and marketing expenses have shifted from consumer marketing to paying out sales commissions and selling fees. Because the vast majority of uSell’s sales and marketing expenses are now paid to third party selling platforms, such as eBay and Amazon, any increases or decreases in these expenses are directly tied to sales for the period.

Operating loss for the six months ended June 30, 2017 was $259,000, an improvement of $809,000 from a $1,068,000 operating loss for the six months ended June 30, 2016.

Net loss for the six months ended June 30, 2017 was $1,895,000, an improvement of $228,000 from a $2,123,000 net loss for the six months ended June 30, 2016. The resulting EPS decreased to ($0.09), as compared to ($0.11) for the prior year ago quarter.

Adjusted EBITDA, a non-GAAP financial measure, for the six months ended June 30, 2017 was a $706,000 income, an improvement of $503,000 from a $203,000 Adjusted EBITDA income for the six months ended June 30, 2016.

At June 30, 2017, uSell.com had $0.6 million of cash and cash equivalents, $1.2 million of restricted cash, $9.7 million of inventory and 20.1 million shares issued and outstanding.

Financial Results for the Second Quarter Ended June 30, 2017:

Revenue was $24.6 million for the three months ended June 30, 2017, a 5% decrease from $25.8 million for the three months ended June 30, 2016.

During the three months ended June 30, 2017 and 2016, 87% and 60% of the Company’s revenues, respectively, were originated in the United States, 4% and 22%, respectively, were originated in Europe and 2% and 12%, respectively, were originated in Hong Kong.

Gross profit decreased to 4.0% to $1.0 million for the three months ended June 30, 2017, compared to 7.0% for the three months ended June 30, 2016. The margins decreased as a result of industry conditions, dictated by supply and demand.

Sales and marketing expense increased $72,000, or 17%, from $414,000 during the three months ended June 30, 2016 to $486,000 during the three months ended June 30, 2017. The increase is primarily attributable to the higher fees paid as a result of the increased eBay sales during the three months ended June 30, 2017, compared to the three months ended June 30, 2016. With the We Sell Cellular acquisition and the Company’s newfound ability to source devices directly from the carriers, retailers, and manufacturers, its primary sales and marketing expenses have shifted from consumer marketing to paying out sales commissions and selling fees. Because the vast majority of uSell’s sales and marketing expenses are now paid to third party selling platforms, such as eBay and Amazon, any increases or decreases in these expenses are directly tied to sales for the period.

Operating loss for the three months ended June 30, 2017 was $802,000, an increase of $742,000 from a $60,000 operating loss for the three months ended June 30, 2016.

Net loss for the three months ended June 30, 2017 was $1,149,000, an increase of $1,116,000 from a $33,000 net loss for the three months ended June 30, 2016. The resulting EPS decreased to ($0.06), as compared to ($0.00) for the prior year ago quarter.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended June 30, 2017 was a loss of $310,000, a decrease of $882,000 from a $572,000 Adjusted EBITDA income for the three months ended June 30, 2016.

Non-GAAP Financial Measure - Adjusted EBITDA

The Company makes reference to “Adjusted EBITDA,” a measure of financial performance not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management has included Adjusted EBITDA because it believes that investors may find it useful to review our financial results as adjusted to exclude items as determined by management. Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net loss, to the extent available without unreasonable effort, are set forth below. The Company defines Adjusted EBITDA as earnings or (loss) from continuing operations before the items noted in the table below.

The following table presents Adjusted EBITDA, a non-GAAP financial measure, and provides a reconciliation of Adjusted EBITDA to the directly comparable GAAP measure reported in the Company’s consolidated financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(1,148,000)	$(33,000)	$(1,895,000)	$(2,123,000)
Stock-based compensation expense	124,000	145,000	242,000	272,000
Depreciation and amortization	367,000	487,000	723,000	999,000
Interest expense	347,000	328,000	1,636,000	685,000
Change in fair value of derivative liability	—	(355,000)	—	370,000
Adjusted EBITDA	$(310,000)	$572,000	$706,000	$203,000

Management believes Adjusted EBITDA provides a meaningful representation of the Company’s operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the Company’s core ongoing business. However, while management considers Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

Non-GAAP Financial Measure - GMV

As mentioned above, the Company makes reference to “GMV,” a measure of performance not calculated in accordance with GAAP. Our management believes GMV is useful in evaluating uSell’s overall volume of transactions and in evaluating the SPE’s performance. Since all SPE revenue is generated by uSell’s management team and employees, our management believes it demonstrates how effective uSell’s business model is and its potential if it had additional capital. Investors should recognize that uSell will not receive all of the profits from the SPE assuming profitability; uSell receives a minority percentage of any distributions until the investor receives an agreed upon preference at which time the profit sharing shifts to uSell receiving a majority of the distributions.

Conference Call Details:

Date: Friday, August 11, 2017
Time: 10:00AM ET
Dial-in Number: (888) 567-1603
International Dial-in Number: (862) 255-5347
Webcast: http://www.investorcalendar.com/event/19820

Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through November 15, 2017. To listen to the replay, dial (877) 481-4010 (domestic) or (919) 882-2331 (international) and use replay ID 19820. The webcast replay will be available through November 11, 2017.

About uSell.com, Inc.

uSell.com, Inc. is a large market maker of used smartphones. uSell acquires products from both individual consumers, on its website, uSell.com, and from major carriers, big box retailers, and manufacturers through its subsidiary, We Sell Cellular, LLC (“We Sell Cellular”). The Company maximizes the value of these devices by reclassifying them, adding value to them, and moving them throughout the world to those who want them most. In order to serve its global and highly diverse customer base, uSell leverages both a traditional sales force and an online marketplace where professional buyers of used smartphones can buy inventory on-demand. Through participation on uSell’s online platform and through interaction with uSell’s salesforce, buyers can acquire high volumes of inventory in a cost effective manner, while minimizing risk.

For more information, please visit www.uSell.com and http://wesellcellular.com.

Forward-Looking Statements

This press release includes forward-looking statements including statements regarding our growth plans, our growing global customer base, profitability, and the expectations from the new iPhone launch and upgrade cycle. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The results anticipated by any or all of these forward-looking statements might not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include competition from large retail stores and wireless operators, our continued success in reducing dependence on a few suppliers, our ability to react quickly and the availability of sufficient capital when supply of smartphones increases, the expected growth and usage of our technology platform, our ability to further or maintain our relationships with large wholesalers, favorable reviews of new iPhone and other new releases and willingness of consumers to continue to trade-in their phones for new phones with minor technical changes. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

Contact Information

Nik Raman
Chief Executive Officer
p212-213-6805
nik@usell.com

uSell.com, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$613,473	$1,657,422
Restricted cash	1,183,479	982,064
Accounts receivable, net	251,715	430,171
Inventory, net	9,652,524	8,874,099
Due from related party	390,675	—
Prepaid expenses and other current assets	145,949	130,141
Total Current Assets	12,237,815	12,073,897

Property and equipment, net	186,900	191,957
Goodwill	8,448,759	8,448,759
Intangible assets, net	3,336,380	3,724,466
Capitalized technology, net	898,128	934,193
Other assets	61,750	124,358

Total Assets	$25,169,732	$25,497,630

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,098,277	$4,328,422
Accrued expenses	1,420,214	916,961
Promissory note payable	—	673,332
Deferred revenue	249,494	374,098
Capital lease obligations	13,847	10,664
Total Current Liabilities	5,781,832	6,303,477

Promissory note payable, net of current portion	8,281,879	6,441,000
Capital lease obligations, net of current portion	53,394	47,986
Total Liabilities	14,117,105	12,792,463

Stockholders’ Equity:
Convertible Series A preferred stock; $0.0001 par value; 325,000 shares authorized; no shares issued and outstanding	—	—
Convertible Series B preferred stock; $0.0001 value per share; 4,000,000 shares authorized; no shares issued and outstanding	—	—
Convertible Series C preferred stock; $0.0001 value per share; 146,667 shares authorized; no shares issued and outstanding	—	—
Convertible Series E preferred stock; $0.0001 value per share; 103,232 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; 43,333,333 shares authorized; 20,147,999 and 20,134,999 shares issued and outstanding, respectively	2,014	2,013
Additional paid in capital	71,332,089	71,089,882
Accumulated deficit	(60,281,476)	(58,386,728)
Total Stockholders’ Equity	11,052,627	12,705,167

Total Liabilities and Stockholders’ Equity	$25,169,732	$25,497,630

uSell.com, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$24,637,472	$25,829,187	$52,268,971	$48,281,335

Cost of Revenue	23,645,261	24,021,565	48,548,519	45,569,316

Gross Profit	992,211	1,807,622	3,720,452	2,712,019

Operating Expenses:
Sales and marketing	486,295	413,805	1,084,774	790,900
General and administrative	1,307,633	1,453,403	2,894,497	2,989,238
Total operating expenses	1,793,928	1,867,208	3,979,271	3,780,138
Loss from Operations	(801,717)	(59,586)	(258,819)	(1,068,119)

Other (Expense) Income:
Interest expense	(346,550)	(328,082)	(1,635,929)	(685,133)
Change in fair value of placement rights derivative liability	—	355,000	—	(370,000)
Total Other (Expense) Income, Net	(346,550)	26,918	(1,635,929)	(1,055,133)

Net Loss	$(1,148,267)	$(32,668)	$(1,894,748)	$(2,123,252)

Basic and Diluted Loss per Common Share:
Net loss per common share - basic and diluted	$(0.06)	$(0.00)	$(0.09)	$(0.11)

Weighted average number of common shares outstanding during the period - basic and diluted	20,143,559	20,110,625	20,140,297	19,931,312

uSell.com, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,894,748)	$(2,123,252)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	723,191	998,632
Stock based compensation expense	242,208	271,930
Amortization of debt issue costs into interest expense	1,026,656	216,799
Change in fair value of placement rights derivative liability	—	370,000
Recovery of bad debt expense		(1,828)
Changes in operating assets and liabilities:
Accounts receivable	178,456	188,173
Inventory	(778,425)	(1,355,899)
Due from related party	(390,675)	—
Prepaid and other current assets	(15,808)	125,440
Other assets	12,608	690
Accounts payable	(230,145)	803,660
Accrued expenses	503,253	(34,704)
Lease termination payable	—	(5,000)
Deferred revenues	(124,604)	(389,473)
Net Cash and Cash Equivalents Used In Operating Activities	(748,033)	(934,832)

CASH FLOWS FROM INVESTING ACTIVITIES:
Website development costs	(269,977)	(267,293)
Restricted cash	(201,415)	(804,872)
Cash paid to purchase property and equipment	(9,320)	(4,245)
Security deposits	—	25,875
Net Cash and Cash Equivalents Used In Investing Activities	(480,712)	(1,050,535)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	8,572,400	2,000,000
Principal repayments of note payable	(8,080,000)	—
Payment of capital lease obligations	(6,095)	—
Cash paid for debt issue costs	(301,509)	(49,551)
Net Cash and Cash Equivalents Provided By Financing Activities	184,796	1,950,449

Net Decrease in Cash and Cash Equivalents	(1,043,949)	(34,918)
Cash and Cash Equivalents - Beginning of Period	1,657,422	1,047,786

Cash and Cash Equivalents - End of Period	$613,473	$1,012,868

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Interest	$500,602	$382,117
Taxes	$7,177	$—

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Adjustment to goodwill for inventory valuation	$—	$42,198
Common stock issued in connection with note payable	$—	$402,500
Purchases of property and equipment through capital leases	$14,686	—

SOURCE: uSell.com, Inc.